Exhibit 99(a)(1)(I)

To:          [Employee Name]

From:      Kimberly Canigiula

Date:       [__________, 2003]

Re:          Confirmation of Participation in the Offer to Exchange

Thank you for your participation in Ditech Communications Corporation’s (“Ditech” or the “Company”) Stock Option Exchange Program.  Defined terms not explicitly defined herein but defined in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated February 19, 2003, shall have the same definitions as used in the Offer to Exchange.  The stock option(s) held by you that have been surrendered for cancellation are identified as Eligible Options or Mandatory Exchange Options on the following page entitled “Stock Options and Awards Cancelled.”

The Company is conducting the exchange with respect to Eligible Options on a one-for-four (1:4) basis.  Thus, on September 23, 2003 (or a later date if Ditech extends the Offer), subject to your continued employment with Ditech or its subsidiaries, the Company will grant you a Replacement Option covering 25% of the number of shares of Common Stock subject to your Eligible Options that were cancelled.  THEREFORE, FOR EVERY FOUR SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGED, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK. The Company is also conducting the exchange with respect to Mandatory Exchange Options on a one-for-four (1:4) basis. Thus, for employees that elect to exchange any Eligible Options, on September 23, 2003 (or a later date if Ditech extends the Offer), the Company will grant you a Replacement Option covering twenty-five percent (25%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment with the Company or one of its subsidiaries continues through that date). The exercise price per share of the Replacement Options will be equal to the closing price of the Company’s Common Stock as reported on Nasdaq National Market on the date of grant.

If you have any other questions regarding the above, please contact Kimberly Canigiula by email at Kcanigiula@ditechcom.com or by telephone at (650) 623-1357.

Ditech Communications Corporation	STOCK OPTIONS AND AWARDS CANCELLED	Page:1
	FROM [___________, 2003] TO [___________, 2003]	File: Cancelled
Date:
Time:

Name	ID	Number	Grant Date	Plan	Cancel Date	Cancel Reason	Shares	Price	Total Price

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